UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – APRIL 21, 2009

WIRELESS AGE COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

NEVADA	001-31338	98-0336674
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

3565 King Road, Suite 102
King City, Ontario Canada L7B 1M3
(Address of principal executive offices)

(905) 833-2753
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01:	Other Events.

On April 21, 2009, Wireless Age Communications, Inc. (“Wireless Age” or the “Registrant”) received the following documents from the lawyers acting for Meyers Norris Penny Limited (the “Receiver”) with respect to the Registrant’s subsidiaries Wireless Age Communications Ltd. (“Wireless Communications”) and Wireless Source Distribution Ltd. (“Wireless Source”) which are subject to current receivership proceedings in Canada:

1.	Notice of Motion.
2.	Draft Order.
3.	Third Report of the Receiver.

On January 9, 2009, the Registrant’s, subsidiaries Wireless Communications and Wireless Source became subject to receivership proceedings by action of Saskatchewan Telecommunications (“SaskTel”).

The Notice of Motion indicated that the Receiver and SaskTel were seeking to have an application to the Court of Queen’s Bench For Saskatchewan in Bankruptcy and Insolvency heard on April 28, 2009.

The Draft Order stated among other things that the Receiver was seeking court approval of the following actions:

1.
The sale of Manitoba assets of Wireless Communications to MTS Allstream Inc. (“MTS”) and 4L Communications Inc. (“4L”) for the total purchase price of approximately $92,000 (CAD$115,000) plus an amount for inventory.

2.	The sale of Saskatchewan assets of Wireless Communications and all of the assets of Wireless Source to IM Wireless Ltd. (“IM”) for a total purchase price of approximately $5,600,000 (CAD$7,000,000).

3.	To distribute the net proceeds received from the sale of the assets of Wireless Communications and Wireless Source as follows:
a.	First to the Receiver for costs of the Receivership.
b.	Second to SaskTel in repayment of amounts owing to them,
c.	And third to hold any remaining proceeds for distribution to others.

4.	To assign Wireless Communications and Wireless Source into bankruptcy.

IM is owned by Mr. Allen Cowie President of Wireless Communications and Wireless Source. The Registrant is unaware whether Mr. Cowie is the sole owner of IM, however the documentation noted that IM had received financing from funds managed by PFM Capital Inc. Mr Cowie was retained throughout the receivership proceedings by the Receiver. 4L is an independent dealer of MTS in the province of Manitoba operating other MTS wireless communications retail outlets.

The Third Report of the Receiver stated that:

1.
MTS Allstream had terminated the dealership agreement of Wireless Communications effective February 28, 2009 and that two offers were received for the Manitoba assets one from IM and another from MTS and 4L. The IM offer was rejected because IM did not meet their criteria to be an acceptable dealer and therefore the MTS/4L offer was accepted pending approval of the court.

2.
There were five offers for the remaining assets apart from the Manitoba assets and that three were rejected because of the price. Two were largely identical in value one from IM and the other from an undisclosed second party. The IM offer was accepted pending approval of the court.

3.
The Receiver anticipated approximately $6,120,000 (CAD$7,650,000) to be available after closing and that there would be approximately $1,000,000 (CAD$1,250,000) available for unsecured creditors, before the Receiver’s fees and after repayment of approximately $5,120,000 (CAD$6,400,000) to SaskTel.

4.	There would be approximately $2,080,000 (CAD$2,600,000) in trade creditors and that an undefined total tax amount was owed for income tax for 2007 and 2008 (such 2008 amount which is not yet due), for taxes arising from gains associated with the disposal of the assets at substantial gains in 2009 (due in June 2010) and the outcome of a tax audit for taxation years 2005 and 2006.

5.
There would be significant funds to distribute to unsecured creditors but that there would be insufficient funds to pay all creditors. As such the Receiver wished to assign Wireless Communications and Wireless Source into bankruptcy and that the Receiver would be appointed as Trustee to the Bankruptcy to distribute such funds.

6.
In anticipation of the possible assignment into bankruptcy, the Receiver obtained a legal independent opinion as to the validity of SaskTel’s security that would be available upon request at the meeting of unsecured creditors. Such document was comprehensive but was qualified in that the enforceability of security interest was subject to the real possibility of court actions brought under the applicable fraudulent preference, fraudulent conveyance, settlement or oppression legislation based on the sequence of events by which SaskTel acquired its security interest.

On April 24, 2009, the Registrant was provided an affidavit of Kelly Kazakoff (the “Kazakoff Affidavit”) who is President of Jump.ca Wireless Supply Corp. (“Jump.ca”). Jump.ca is an authorized distributor of SaskTel products with twelve retail locations in Saskatchewan. Such affidavit indicated that Jump.ca intended to oppose the Receiver’s motion to sell the Saskatchewan assets to IM on the basis that Jump.ca had participated in sale process unsuccessfully. The Kazakoff Affidavit stated that they had been directed to obtain technical information about the business directly from Mr. Cowie, that they had discussed potential employment of Mr. Cowie if they were successful and that Mr. Cowie became aware of Jump.ca’s bid. The Kazakoff Affidavit further states that at no time did the Receiver or Mr. Cowie advise that he was intending to make a bid and that the information provided to Mr. Cowie would have been of significant commercial value to him in his capacity as a bidder.

Implications to the Registrant

The potential sale of the assets to IM and 4L/MTS as described herein would result in the Registrant not receiving anything from the disposition of the assets; however the Jump.ca objection may preclude the approval of the sale and therefore the possible assignment of Wireless Communications and Wireless Source into bankruptcy.

The Registrant has asked legal counsel to present certain legal arguments at court when the applications will be heard and will consider next steps once the results are known.

The Registrant issued a press release titled Wireless Age Provides Update on Sale of Assets, a copy of which is appended hereto as Exhibit 99.1.

Item 9.01:	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Press Release dated April 27, 2009.

#         #        #

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Wireless Age Communications, Inc. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WIRELESS AGE COMMUNICATIONS, INC.

Dated: April 27, 2009	By:	/s/ Gary Hokkanen
Name: Gary Hokkanen
Title: Chief Financial Officer